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        SOUTH SEAS PROPERTIES COMPANY LIMITED PARTNERSHIP
CALCULATION OF WEIGHTED AVERAGE UNITS OUTSTANDING
The weighted average number of partnership units used in the computation of earnings per unit is as follows:

                                                     Three Months
                                             Ended June 30
                                                   1995         1996
  Actual number of units
   outstanding at the beginning of the
      period                                        4,237,194   4,308,568

     Weighted average number of units issued
       during the period                               23,791             22,667

     Weighted average number of units
      outstanding during the period                             4,260,985   4,331,235

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